Exhibit 5

[ARNOLD & PORTER LLP LETTERHEAD]

March 15, 2004

Board of Directors GenVec, Inc.
65 West Watkins Mill Road
Gaithersburg, MD 20878

     Re: Post-Effective Amendment to Registration Statement on Form S-8

Ladies and Gentlemen:

     Reference is made to the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4 (File No. 333-105320) (the “Registration Statement”) of GenVec (the “Corporation”) related to shares of the Corporation’s common stock, par value $0.001 per share (“Common Stock”), which are to be offered pursuant to stock options granted under the following stock option plans (the “Plans”), plus the number of shares represented by the non-statutory stock options grants of Diacrin, Inc. common stock issued to the individuals listed below:

•	Diacrin, Inc. 1997 Stock Option Plan;

•	Diacrin, Inc. 1994 Directors’ Stock Option Plan, as amended;

•	Diacrin, Inc. 1990 Stock Option Plan, as amended;

•	Non-Statutory Stock Option Agreement between Diacrin, Inc. and Dr. Joseph Avruch, as amended, dated December 30, 1993; and

•	Non-Statutory Stock Option Agreement between Diacrin, Inc. Dr. Denise Faustman, dated December 10, 1993.

     We have been requested to furnish an opinion to be included as Exhibit 5 to the Registration Statement. In conjunction with the furnishing of this opinion, we have examined such corporate documents and have made such investigation of matters of fact and law as we have deemed necessary to render this opinion.

     The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

     A. We have assumed without verification the genuineness of all signatures on all documents, the authority of the parties (other than the Corporation) executing such documents, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

     B. The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and we can give no assurances that our opinions would not be different after any change in any of the foregoing occurring after the date hereof.

     C. We have assumed without verification that, with respect to the minutes of any meetings of the Corporation’s Board of Directors or any committees thereof of the Corporation or of the stockholders of the Corporation that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

     D. We have assumed without verification the accuracy and completeness of all corporate records made available to us by the Corporation.

     E. We express no opinion as to the effect or application of any laws or regulations other than the Delaware General Corporation Law as in effect on this date. We are not members of the Bar of the State of Delaware and have not obtained any opinions of local counsel. As to such matters, we have relied exclusively on the latest standard compilation of such statute as reproduced in commonly accepted unofficial publications available to us.

     Based on the foregoing, upon the assumptions that there will be no material changes in the documents we have examined and the matters investigated referred to above, we are of the opinion that the Common Stock subject to the Plans has been duly authorized by the Corporation and that, when issued upon the exercise of options in accordance with the terms of the Plans and for legal consideration of not less than $0.001 per share, will be validly issued and will be fully paid and nonassessable.

     This letter is given for your sole benefit and use and does not address any matters other than those expressly addressed herein. No one else is entitled to rely hereupon. This letter speaks only as of the date hereof. We undertake no responsibility to update or supplement it after such date. We hereby consent to your filing of this opinion as Exhibit 5 to the Registration Statement. By giving such consent we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Arnold & Porter LLP

Arnold & Porter LLP